Exhibit 10.2(a)
QAD INC. 2006 STOCK INCENTIVE PROGRAM
STOCK APPRECIATION RIGHTS AGREEMENT
This Stock Appreciation Rights Agreement is made and entered into by and between QAD Inc. (the “Company”) and Employee Name as of the date of acceptance, pursuant to the QAD Inc. 2006 Stock Incentive Program (the “Program”). The Program Administrators administering the Program have selected the Grantee to receive the following grant of stock appreciation rights (“SAR”). This SAR entitles the Grantee to receive a payment in shares of the common stock of QAD Inc. (the “Common Stock”) that reflects the appreciation over the Grant Price, as specified in Section 1 hereof, for the number of shares of the Common Stock for which this SAR was granted, as specified in Section 1 hereof, (the “Grant Shares”), on the terms and conditions of the Program and as set forth below, which Grantee accepts and to which the Grantee agrees:
1. SAR Granted:

Number of Shares Subject to SAR

Grant Date

Grant Price per Share (U.S. dollars)

Expiration Date

2. This SAR may be exercised in whole or in part until fully exercised. The payment due to Grantee upon exercise shall be equal to a number shares of Common Stock of the Company with an aggregate fair market value on the exercise date equal to (i) the difference between the fair market value of the Common Stock on the date of exercise and the Grant Price, multiplied by (ii) the number of Grant Shares being exercised. The payment shall be made in the form of shares of the Common Stock (the “Payment Shares”), rounded up to the nearest whole number, subject to applicable income and employment tax withholding. Except as herein otherwise stated, the SAR, to the extent not theretofore exercised, shall terminate on the day immediately preceding the eighth (8th) anniversary of the Grant Date, except that the SAR may expire earlier as provided elsewhere in this Agreement and/or in the Program. The number of shares subject to the SAR granted hereunder shall be adjusted as provided in the Program.
3. This SAR shall be exercisable in all respects in accordance with the terms of the Program, which are incorporated herein by this reference. Grantee acknowledges having received and read a copy of the Program.
4. Shares of Common Stock shall not be issued with respect to any SAR granted under the Program, unless the exercise of that SAR and the issuance and delivery of the shares pursuant thereto shall comply with all applicable provisions of federal, state, local and foreign laws.
5. Grantee shall have the right to exercise the SAR in accordance with the following schedule:
(a)	The SAR may not be exercised in whole or in part at any time prior to the first anniversary of the Grant Date.
(b)	Grantee may exercise the SAR as to one-fourth of the Grant Shares on the first anniversary of the Grant Date and an additional one-fourth at each of the subsequent three anniversaries thereof.
(c)
The right to exercise the SAR shall be cumulative. Grantee may exercise all, or from time to time any part, of the maximum number of Grant Shares which are exercisable under this SAR, but in no case may Grantee exercise the SAR with regard to a fraction of a Grant Share, or for any Grant Share for which the SAR is not exercisable.

6. Withholding Taxes. All SARs are subject to the condition that if at any time the Company shall determine, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any federal, state, local or foreign laws is necessary or desirable as a condition of, or in connection with, the grant, vesting or exercise of a SAR or the delivery or purchase of shares pursuant thereto, then such action shall not be effective unless such withholding shall have been effected or obtained in a manner acceptable to the Company. Such withholding liabilities shall be satisfied by reducing the number of shares that would otherwise be payable to Grantee on exercise of a SAR by an amount equal in value to the withholding liability, unless at the Company’s sole and complete discretion, the Company determines to require or accept cash from Grantee.
7. Termination of Employment other than by Death or Disability. If the Grantee ceases to be an employee of the Company or any subsidiary (used herein as defined in the Program) (an “Employee”) for any reason other than his or her death or disability, the SAR may be exercised, to the extent it had vested at the time of cessation of employment and subject to the Program, at any time within sixty (60) days after his or her termination of employment, but not beyond the otherwise applicable term of the SAR.

For purposes of this Section 7, the employment relationship shall be treated as continuing intact while the Grantee is an active employee of the Company or any subsidiary, or other bona fide leave of absence to be determined in the sole discretion of the Program Administrators.
8. Disability of Grantee. If the Grantee ceases to be an Employee due to becoming totally and permanently disabled within the meaning of Section 22(e)(3) of the Code, as determined by the Program Administrators in their sole discretion, the SAR may be exercised, to the extent it had vested at the time of cessation of employment and subject to the Program, at any time within one year after the Grantee’s termination of employment, but not beyond the otherwise applicable term of the SAR.
9. Death of Grantee. If the Grantee dies while an Employee, or after ceasing to be an Employee but during the period while he or she could have exercised the SAR, the SAR may be exercised, to the extent it had vested at the time of death and subject to the Program, at any time within one year after the Grantee’s death, by the executors or administrators of his or her estate or by any person or persons who acquire the SAR by will or the laws of descent and distribution, but not beyond the otherwise applicable term of the SAR.
10. Rights as a Shareholder. The Grantee, or a transferee of the Grantee, shall have no rights as a shareholder of the Company with respect to any Payment Share for which his or her SAR is exercisable until the date of the issuance of such Payment Share. No adjustment shall be made for dividends, ordinary or extraordinary (whether in currency, securities, or other property), distributions, or other rights for which the record date is prior to the date such stock is issued, except as provided in the Program.
11. Modification, Extension, and Renewal of SAR. Within the limitations of the Program, the Program Administrator may modify, extend or renew the SAR or accept the cancellation of the SAR for the granting of a new SAR in substitution therefor. Notwithstanding the preceding sentence, no modification of the SAR shall, without the consent of the Grantee, alter or impair any rights or obligations under the SAR.
12. Nontransferability. This SAR may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated otherwise than by will or by the laws of descent and distribution.
13. Acknowledgements. Grantee acknowledges receipt of and understands and agrees to the terms of this SAR Agreement and the Program. In addition to the above terms, Grantee understands and agrees to the following:
(a) Grantee hereby acknowledges receipt of a copy of the Program and agrees to be bound by all of the terms and provisions thereof, including the terms and provisions adopted after the date of this Agreement but prior to the completion of the vesting period. If and to the extent that any provision contained in this Agreement is inconsistent with the Program, the Program shall govern.
(b) Grantee acknowledges that as of the date of this Agreement, the Agreement and the Program set forth the entire understanding between Grantee and the Company regarding the acquisition of shares of Common Stock underlying the SAR and supersedes all prior oral and written agreements pertaining to the SAR.
(c) Grantee understands that the Company and its subsidiaries hold certain personal information about Grantee, including but not limited to his or her name, home address, telephone number, date of birth, social security number, salary, nationality, job title and details of all SARs or other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding (“Personal Data”). Certain Personal Data may also constitute sensitive personal data within the meaning of applicable law. Such data include but are not limited to the information provided above and any changes thereto and other appropriate personal and financial data about Grantee. Grantee hereby gives explicit consent to the Company and any of its subsidiaries to process any such Personal Data and/or sensitive personal data. Grantee also hereby gives explicit consent to the Company to transfer any such Personal Data outside the country in which Grantee is employed, including, but not limited to the United States. The legal persons for whom such Personal Data are intended include, but are not limited to the Company, its subsidiaries and its agents. Grantee has been informed that he or she has the right to access and make corrections to his or her personal data by applying to the Chief People Officer of the Company, or such person’s designees.
(d) Grantee understands that the Company has reserved the right to amend or terminate the Program at any time, and that the award of this SAR under the Program at one time does not in any way obligate the Company or its subsidiaries to grant additional SARs in any future year or in any given amount. Grantee acknowledges and understands that Grantee’s participation in the Program is voluntary and that this SAR and any future SARs under the Program are wholly discretionary in nature, the value of which do not form part of any normal or expected compensation for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, other than to the extent required by local law.

14. No Right to Continued Employment. Neither this SAR nor any terms contained in this Agreement shall confer upon Grantee any expressed or implied right to be retained in the service of the Company or any of its subsidiaries for any period at all, nor restrict in any way the right of the Company or any such subsidiary, which right is hereby expressly reserved, to terminate his or her employment at any time with or without cause. Grantee acknowledges and agrees that any right to receive delivery of shares of Common Stock is earned only by continuing as an employee of the Company or its subsidiary at the will of Company or such subsidiary, or satisfaction of any other applicable terms and conditions contained in this Agreement and the Program, and not through the act of being hired, being granted this SAR or acquiring shares of Common Stock hereunder.
15. Compliance with Laws, Regulations and Program Rules. The award of this SAR to Grantee and the obligation of the Company to deliver shares of Common Stock hereunder and the sale or the disposition of the Payment Shares received pursuant to the exercise of such SAR shall be subject to (a) all applicable federal, state, local and foreign laws, rules and regulations, and (b) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Company shall, in its sole discretion, determine to be necessary or applicable. Moreover, shares of Common Stock shall not be delivered hereunder if such delivery would be contrary to applicable law or the rules of any stock exchange. Exercise of the SAR shall be conditioned on the Grantee’s compliance with procedures established from time to time by the Program Administrators for exercise, including but not limited to submission of such forms and documents as the Program Administrators may require.
16. Definitions. All capitalized terms that are used in this Agreement that are not defined herein have the meanings defined in the Program. In the event of a conflict between the terms of the Program and the terms of this Agreement, the terms of the Program shall prevail.
17. Notices. Any notice or other communication required or permitted hereunder shall, if to the Company, be in accordance with the Program, and, if to Grantee, be in writing and delivered in person or by registered or certified mail or overnight courier, postage prepaid, addressed to Grantee at his or her last known address as set forth in the Company’s records.
18. Severability. If any of the provisions of this Agreement should be deemed unenforceable, the remaining provisions shall remain in full force and effect.
19. This Agreement and this SAR shall be governed by the laws of the State of Delaware, and any dispute arising out of or in connection with the same shall be submitted to binding arbitration in Santa Barbara, California before a single arbitrator in accordance with the rules of arbitration of the American Arbitration Association.
IN WITNESS WHEREOF, each of the parties hereto has executed this SAR Agreement, in the case of the Company by its duly authorized officer, as of the date of acceptance.

GRANTEE	QAD INC.

By:

(Signature)
Its:
(Name)

(Date)

QAD INC. 2006 STOCK INCENTIVE PROGRAM
RESTRICTED STOCK UNIT AGREEMENT
This Restricted Stock Unit Agreement is made and entered into by and between QAD Inc. (the “Company”) and Employee Name as of the date of acceptance, pursuant to the QAD Inc. 2006 Stock Incentive Program (the “Program”). The Program Administrators administering the Program have selected the Grantee to receive the following grant of restricted stock units (“RSUs”). This grant of RSUs entitles the Grantee to receive a payment in shares of the common stock of QAD Inc. (the “Common Stock”) for the number of shares of the Common Stock for which these RSUs were granted, as specified in Section 1 hereof, on the terms and conditions of the Program, including the Vesting Period, and as set forth below, which Grantee accepts and to which the Grantee agrees:
1. RSUs Granted:

Number of Shares Subject to RSUs	Shares #
Grant Date	Date
2. Vesting Period. The Vesting Period shall commence on the date of this Agreement and shall end on the dates set forth below as to that percentage of the total shares of Common Stock subject to this Agreement set forth opposite each such date:

Date	Percentage Vested
1st Anniversary of Grant Date	25%
2nd Anniversary of Grant Date	25%
3rd Anniversary of Grant Date	25%
4th Anniversary of Grant Date	25%
Immediately upon vesting, RSUs shall be converted to Common Stock on a one-unit for one-share basis and such Common Stock shall be delivered to Grantee as soon as reasonably practicable, subject to the applicable tax withholding.
3. Termination of Service. If Grantee ceases to provide continuous service in a role that is eligible to receive RSUs under Article 4 of the Program (as determined in the sole and absolute discretion of the Program Administrators), to the Company and/or a subsidiary (used herein as defined in the Program) prior to completion of the Vesting Period, Grantee agrees that the RSUs awarded will be immediately and unconditionally forfeited without any action required by Grantee or the Company, to the extent that the Vesting Period had not ended in accordance with Section 2 as of the date of such cessation of employment.
4. No Ownership Rights Prior to Issuance of Common Stock. Grantee shall not have any rights as a shareholder of the Company with respect to the shares of Common Stock underlying the RSUs, including but not limited to the right to vote or receive dividends with respect to such shares of Common Stock, until and after the RSUs have vested.
5. Withholding Taxes. Upon vesting pursuant to the Vesting Period, Grantee shall be entitled to receive the shares of Common Stock, less an amount of shares of Common Stock with a Fair Market Value, used herein as defined in the Program, on the date of vesting equal to the minimum required withholding obligation taking into account all applicable federal, state, local and foreign taxes, resulting in Grantee being entitled to receive the net number of shares of Common Stock after withholding of shares for taxes. Notwithstanding the foregoing, prior to the delivery of any shares of Common Stock and at the sole and absolute discretion of the Program Administrators, Grantee may make adequate arrangements with the Company to pay the applicable withholding taxes with cash or other payroll withholding.

6. Delivery of Shares of Common Stock. As soon as reasonably practicable following the date of vesting pursuant to the Vesting Period, but in no event later than the 15th day of the third month following the later of the Company’s or the Grantee’s tax year end of the year in which vesting occurs, the Company shall cause to be delivered to Grantee a stock certificate representing the number of shares of Common Stock (net of tax withholding as provided in Section 5) deliverable to Grantee in accordance with the provisions of this Agreement.
7. Nontransferability of RSUs. Prior to their conversion into Common Stock, the RSUs may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated otherwise than by will or by the laws of descent and distribution, prior to such time as the shares of Common Stock have actually been issued and delivered to Grantee.
8. Acknowledgements. Grantee acknowledges receipt of, and understands and agrees to the terms of, the RSUs award and the Program. In addition to the above terms, Grantee understands and agrees to the following:
(a) Grantee hereby acknowledges receipt of a copy of the Program and agrees to be bound by all of the terms and provisions thereof, including the terms and provisions adopted after the date of this Agreement, but prior to the completion of the Vesting Period. If and to the extent that any provision contained in this Agreement is inconsistent with the Program, the Program shall govern.
(b) Grantee acknowledges that as of the date of this Agreement, the Agreement and the Program set forth the entire understanding between Grantee and the Company regarding the acquisition of shares of Common Stock underlying the RSUs in the Company and supersedes all prior oral and written agreements pertaining to the RSUs.
(c) Grantee understands that his or her employer, the Company and its subsidiaries hold certain personal information about Grantee, including but not limited to his or her name, home address, telephone number, date of birth, social security number, salary, nationality, job title and details of all RSUs or other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding (“Personal Data”). Certain Personal Data may also constitute sensitive personal data within the meaning of applicable law. Such data include, but are not limited to, the information provided above and any changes thereto and other appropriate personal and financial data about Grantee. Grantee hereby gives explicit consent to the Company and any of its subsidiaries to process any such Personal Data and/or sensitive personal data. Grantee also hereby gives explicit consent to the Company to transfer any such Personal Data outside the country in which Grantee is employed, including, but not limited to the United States. The legal persons for whom such Personal Data are intended include, but are not limited to, the Company and its agents. Grantee has been informed that he or she has the right to access and make corrections to his or her personal data by applying to the Chief People Officer of the Company, or such person’s designees.
(d) Grantee understands that the Company has reserved the right to amend or terminate the Program at any time, and that the award of RSUs under the Program at one time does not in any way obligate the Company or its subsidiaries to grant additional RSUs in any future year or in any given amount. Grantee acknowledges and understands that Grantee’s participation in the Program is voluntary and that the RSUs and any future RSUs under the Program are wholly discretionary in nature, the value of which do not form part of any normal or expected compensation for any purposes related to termination of employment, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, or similar payments, other than to the extent required by local law.

(e) Grantee acknowledges and understands that the future value of the shares of Common Stock acquired by Grantee under the Program is unknown and cannot be predicted with certainty and that no claim or entitlement to compensation or damages arises from the forfeiture of the RSUs or termination of the Program or the diminution in value of any shares of Common Stock acquired under the Program.
9. No Right to Continued Employment. Neither the RSUs nor any terms contained in this Agreement shall confer upon Grantee any expressed or implied right to be retained in the service of Company or any subsidiary for any period at all, nor restrict in any way the right of Company or any such subsidiary, which right is hereby expressly reserved, to terminate his or her employment at any time with or without cause.
10. Compliance with Laws and Regulations. The award of the RSUs to Grantee and the obligation of the Company to deliver shares of Common Stock hereunder shall be subject to (a) all applicable federal, state, local and foreign laws, rules and regulations, and (b) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Company shall, in its sole discretion, determine to be necessary or applicable. Moreover, shares of Common Stock shall not be delivered hereunder if such delivery would be contrary to applicable law or the rules of any applicable stock exchange.
11. Definitions. All capitalized terms that are used in this Agreement that are not defined herein have the meanings defined in the Program. In the event of a conflict between the terms of the Program and the terms of this Agreement, the terms of the Program shall prevail.
12. Notices. Any notice or other communication required or permitted hereunder shall, if to the Company, be in accordance with the Program, and, if to Grantee, be in writing and delivered in person or by registered or certified mail or overnight courier, postage prepaid, addressed to Grantee at his or her last known address as set forth in the Company’s records.
13. Severability. If any of the provisions of this Agreement should be deemed unenforceable, the remaining provisions shall remain in full force and effect.
14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, and any dispute arising out of or in connection with the same shall be submitted to binding arbitration in Santa Barbara, California before a single arbitrator in accordance with the rules of arbitration of the American Arbitration Association.
15. Transferability of Agreement. This Agreement may not be transferred, assigned, pledged or hypothecated by either party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, in the case of Grantee, his or her estate, heirs, executors, legatees, administrators, designated beneficiary and personal representatives.
16. Counterparts. This Agreement has been executed in two counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has executed this RSU Agreement, in the case of the Company by its duly authorized officer, as of the date of acceptance.

GRANTEE	QAD INC.

By:

(Signature)

(Name)

(Date)